Exhibit 99.1

AT THE COMPANY

Clifford Bolen

Chief Operating Officer, Chief Financial Officer

(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE

FRIDAY, NOVEMBER 11, 2005

Vita Foods Reports Q3 Sales of $11.4 Million, 7-Cent Per-Share Net Loss

Chicago, IL, November 11, 2005 – For the third quarter ended September 30, 2005, Vita Food Products, Inc. (AMEX: VSF) today announced a consolidated net loss of $(257,000) or $(0.07) per share, compared to net loss of $(276,000) or $(0.07) per share in the third quarter of 2004.  The Vita seafood segment, which is primarily engaged in the processing and sale of herring products and cured and smoked salmon products, experienced a net loss of $(320,000) compared to net loss of $(248,000) in 2004.  This increased loss for the Vita seafood segment primarily arose as result of both decreased sales volume coupled with higher expenses especially for freight and interest.  The Company’s other business segment, Vita Specialty Foods (“VSF”), which is engaged in the processing and sale of salad dressings, marinara sauces, cooking sauces, honey and other specialty food products, partially offset Vita seafood’s net loss with net income of $63,000 in the third quarter of 2005 compared to net loss of $(28,000) in the third quarter of 2004.  This improvement for VSF was primarily attributable to a lower level of sales deductions in the current year quarter, whereas the sales deductions were abnormally high during the third quarter of 2004.

Consolidated net sales for the third quarter of 2005 were $11.4 million, compared with $11.6 million in the third quarter of 2004.  Vita seafood’s net sales for the third quarter of 2005 were $5.8 million compared to $6.3 million from the prior year quarter, representing a 7.9% decrease.  However, the decrease was due to reduced sales of a lower margin resale line of salmon products.  VSF’s net sales for the third quarter were $5.6 million compared to $5.3 million for the prior year quarter, representing a 5.7% increase.  The increase was primarily a result of lower sales deductions especially promotional allowances.  However, primarily as a result of these lower sales deductions and the sales mix away from the lower margin resale products, consolidated gross margin for the quarter increased to 28.3% from 26.4% in the prior year quarter.

“We are pleased to report our continued improvement in the specialty foods segment.  Our net income increased $165,000 year over year for the nine months just ended.  However, the seafood division continues to struggle with consistent improvement.  We are behind our expectations in this segment and we will continue to confront the causes as quickly as we can,” said Steve Rubin, the Company’s chairman and chief executive officer.  “We believe the Vita seafood segment will show profitability in the fourth quarter, despite its struggles, due to historically strong seasonal sales, while the specialty foods segment will continue to show improvement in earnings.”

Nine-Month Results

For the nine months ended September 30, 2005, the Company had a consolidated net loss of $(463,000) or $(0.12) per share, compared to a net loss of $(655,000), or $(0.17) per share for the same period in 2004, an improvement of $192,000 or $0.05 per share.  The Vita seafood segment had a net loss of $(891,000) compared to a net loss of $(917,000) in 2004, an improvement of $26,000 or 2.8%.  VSF’s net income was $428,000 compared to $263,000 in 2004, an improvement of $165,000 or 62.7%.

Consolidated net sales for the nine months were $32.7 million, compared with $34.8 million for the nine months ended September 30, 2004, representing a decrease of $2.1 million or 6.0%.  Vita seafood’s net sales were $16.6 million for the nine months, compared with $17.3 million for the same period in 2004, representing a decrease of $0.7 million or 4% for the nine-month period, largely a reflection of a decrease in the herring product line sales volume.  VSF’s net sales were $16.1 million for the nine months, compared with $17.5 million for the same period in 2004, representing a decrease of $1.4 million or 8.0%.  The largest contributing factor to this decrease was the reduction in sales of lower margin honey products, which were down $1.1 million or 22%.

The impact of the Company’s loss on earnings before income taxes, depreciation and amortization for the twelve months ended September 30, 2005 resulted in non-compliance with one of the Company’s debt covenants at that date.  However, the Company received a permanent waiver from its lender relating to such non-compliance.  The Company’s lender also has approved a new amendment to the Loan and Security Agreement that changes the Company’s debt covenants and other provisions.  The Company believes that the new debt covenants will be attainable.

Vita seafood is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  The Company markets and sells these items under the Vita®, Elf® and Grand Isle® brands.  More than 95% of Vita’s sales are in kosher foods. Vita’s common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

Vita Specialty Foods Inc., the Company’s wholly owned subsidiary, combines the products of former entities The Virginia Honey Company and The Halifax Group, Inc.  Virginia Honey was a manufacturer and distributor of honey, salad dressings, including its’ award-winning Virginia Brand Vidalia® Onion Vinegarette salad dressing, cooking sauces, jams & jellies, and gift baskets.  Halifax was a manufacturer and distributor of licensed brand-named products including the world-renowned Jim Beam® brand of steak sauce, barbeque sauce, marinades, salsas and The Drambuie®, Kahlua®, and Courvoisier® Gourmet Collections.  Halifax also marketed, manufactured and distributed the Artie Bucco™ line of products based on the popular HBO® series The Sopranos®, the award-winning Scorned Woman® gourmet food line, the Oak Hill Farms® line of salad dressings and various gourmet products and branded gift items.

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This release contains forward-looking statements about the Company’s future growth, profitability and competitive position.  Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

— TABLES FOLLOW —

VITA FOOD PRODUCTS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months			Nine Months
	Ended			Ended
	Sept 30,	Sept 30,		Sept 30,	Sept 30,
	2005	2004	Change	2005	2004	Change
Net sales	$11,418	$11,575	(1)%	$32,670	$34,845	(6)%
Cost of goods sold	8,191	8,515	(4)%	22,566	24,840	(9)%
Gross margin	3,227	3,060	5%	10,104	10,005	1%

Selling and administrative expenses
Selling, marketing & distribution	2,350	2,387	(2)%	6,813	7,300	(7)%
Administrative	1,014	941	8%	3,322	3,247	2%
Total	3,364	3,328	1%	10,135	10,547	(4)%
Operating loss	(137)	(268)	49%	(31)	(542)	94%

Interest expense	292	192	52%	741	549	35%
Loss before income taxes	(429)	(460)	7%	(772)	(1,091)	29%
Income tax benefit	(172)	(184)	(7)%	(309)	(436)	(29)%
Net loss	$(257)	$(276)	7%	$(463)	$(655)	29%
Loss per common share:
Basic	$(0.07)	$(0.07)	0%	$(0.12)	$(0.17)	29%
Diluted	$(0.07)	$(0.07)	0%	$(0.12)	$(0.17)	29%
Weighted average shares outstanding:
Basic	3,866	3,847		3,861	3,838
Diluted	3,866	3,847		3,861	3,838